Exhibit 99.1
TDK Recording Media Sales Business
Combined Financial Statements
March 31, 2007
(With Independent Auditors’ Report Thereon)

TDK Recording Media Sales Business
Combined Financial Statements
March 31, 2007
Table of Contents

Page
Independent Auditors’ Report	1
Combined Balance Sheet	2 – 3
Combined Statement of Income	4
Combined Statement of Owner’s Net Investment	5
Combined Statement of Cash Flows	6
Notes to Combined Financial Statements	7 – 22

Independent Auditors’ Report
The Board of Directors
TDK Corporation:
We have audited the accompanying combined balance sheet of TDK Recording Media Sales Business (a division of TDK Corporation) as of March 31, 2007, and the related combined statements of income, owner’s net investment, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of TDK Recording Media Sales Business (a division of TDK Corporation) as of March 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
The accompanying combined financial statements as of and for the year ended March 31, 2007 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the combined financial statements expressed in Yen have been translated into United States dollars on the basis set forth in the Note 2 to the combined financial statements.
/s/ KPMG AZSA & Co.
Tokyo, Japan
September 28, 2007

Combined Balance Sheet
As of March 31, 2007

		U.S. Dollars
	Yen	(Thousands)
	(Millions)	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	¥5,412	$45,864
Trade receivables:
Notes	893	7,568
Accounts (Note 10)	22,899	194,059
Allowance for doubtful receivables (Note 11)	(838)	(7,101)

Net trade receivables	22,954	194,526

Inventories (Note 4)	10,321	87,466
Other taxes receivable	6,770	57,373
Prepaid expenses and other current assets (Notes 5 and 10)	1,923	16,297

Total current assets	47,380	401,526

Property, plant and equipment, at cost:
Land	916	7,763
Buildings	1,948	16,508
Machinery and equipment (Note 8)	1,631	13,822
Construction in progress	2	17

	4,497	38,110
Less accumulated depreciation	(1,894)	(16,051)

Net property, plant and equipment	2,603	22,059

Deferred income taxes (Notes 5 and 6)	188	1,593
Other assets (Note 8)	222	1,881

	¥50,393	$427,059

See accompanying notes to combined financial statements.

Combined Balance Sheet (continued)
As of March 31, 2007

		U.S. Dollars
	Yen	(Thousands)
	(Millions)	(Note 2)
LIABILITIES, MINORITY INTERESTS AND OWNER’S NET INVESTMENT
Current liabilities:
Short-term debt (Note 10)	¥3,800	$32,203
Trade payables:
Notes	54	458
Accounts (Note 10)	14,123	119,686
Accrued expenses (Note10)	6,037	51,161
Income taxes payable (Note 5)	315	2,669
Other taxes payable (Note 10)	5,567	47,178
Other current liabilities (Notes 8 and 12)	2,846	24,119

Total current liabilities	32,742	277,474

Retirement and severance benefits (Note 6)	340	2,881
Other noncurrent liabilities (Note 8)	176	1,492

Total liabilities	33,258	281,847

Minority interests	246	2,085
Commitments and contingent liabilities (Note 9)
Owner’s net investment	16,889	143,127

	¥50,393	$427,059

See accompanying notes to combined financial statements.

Combined Statement of Income
For the year ended March 31, 2007

		U.S. Dollars
	Yen	(Thousands)
	(Millions)	(Note 2)
Net sales (Note 10)	¥93,481	$792,212
Cost of sales (Note 10)	77,553	657,229

Gross profit	15,928	134,983

Selling, general and administrative expenses (Note 12)	15,187	128,703

Operating income	741	6,280
Other income (deductions):
Interest income (Note10)	220	1,864
Interest expense (Note 10)	(173)	(1,466)
Foreign exchange loss	(56)	(475)
Other — net	80	679

	71	602

Income before income taxes and minority interests	812	6,882
Income taxe benefit (Note 5)	616	5,220

Income before minority interests	1,428	12,102
Minority interests, net of tax	(46)	(390)

Net income	¥1,382	$11,712

See accompanying notes to combined financial statements.

Combined Statement of Owner’s Net Investment
For the year ended March 31, 2007

		U.S. Dollars
	Yen	(Thousands)
	(Millions)	(Note 2)
Balance at beginning of period	¥16,251	$137,720

Comprehensive income:
Net income	1,382	11,712
Other comprehensive income (Note 7)	1,078	9,135

Total comprehensive income	2,460	20,847
Cash dividends (Note 10)	(112)	(949)
Retroactive adjustment for dividends declared after March 31, 2007 (Notes 10 and 12)	(1,608)	(13,627)
Allocation of corporate expenses (Note 12)	1,122	9,508
Noncash dividends-deferred tax asset (Note 12)	(1,192)	(10,101)
Adjustment for application of SFAS158 (Note 6)	(32)	(271)

Balance at end of period	¥16,889	$143,127

See accompanying notes to combined financial statements.

Combined Statement of Cash Flows
For the year ended March 31, 2007

		U.S. Dollars
	Yen	(Thousands)
	(Millions)	(Note 2)
Cash flows from operating activities:
Net income	¥1,382	$11,712
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	334	2,830
Gain on sale of property, plant and equipment	(338)	(2,864)
Deferred income taxes	(1,083)	(9,178)
Allocation of corporate expenses	1,122	9,508
Changes in assets and liabilities:
Decrease in trade receivables	892	7,559
Increase in inventories	(3,787)	(32,093)
Increase in other taxes receivable	(1,399)	(11,856)
Decrease in prepaid expenses and other current assets	300	2,542
Decrease in trade payables	(818)	(6,932)
Decrease in accrued expenses	(401)	(3,398)
Increase in income taxes payables, net	223	1,890
Increase in other taxes payable	1,194	10,119
Increase in other current liabilities	203	1,720
Other — net	328	2,780

Net cash used in operating activities	(1,848)	(15,661)

Cash flows from investing activities:
Capital expenditures	(288)	(2,441)
Proceeds from sales of property, plant and equipment	1,367	11,585
Increase in short-term loan receivable	(246)	(2,085)
Other — net	10	85

Net cash provided by investing activities	843	7,144

Cash flows from financing activities:
Increase in short-term debt, net	2,975	25,212
Dividends paid	(112)	(949)
Other — net	(83)	(704)

Net cash provided by financing activities	2,780	23,559

Effect of exchange rate changes on cash and cash equivalents	243	2,059

Vet increase in cash and cash equivalents	2,018	17,101
Cash and cash equivalents at beginning of period	3,394	28,763

Cash and cash equivalents at end of period	¥5,412	$45,864

See accompanying notes to combined financial statements.

Notes to Combined Financial Statements
1. Nature of Operations and Summary of Significant Accounting Policies
(a) Nature of Operations
On August 1, 2007 Japan time, TDK Corporation (TDK) completed the transfer of the TDK brand world wide Recording Media Sales Business and a license to use the TDK brand name for current and future recording media products to Imation Corp. (Imation) for consideration of approximately $261 million (based on recent average share price of Imation). Under the terms of the agreement, TDK has transferred all the shares of the following six subsidiaries to Imation:
     TDK ONLINE SERVICES CORPORATION (TOSC)
     TDK MARKETING EUROPE GmbH (TME)
     TDK POLSKA SP. Z.O.O. (TPL)
     TDK (AUSTRALIA) PTY. LTD. (TAP)
     TDK RECORDING MEDIA HONG KONG CO., LTD. (TRH)
     TDK MARKETING CORPORATION (TMK)
In addition, certain assets and liabilities relating to the Recording Media Sales Business have been transferred from the following three subsidiaries:
     TDK ELECTRONICS CORPORATION (TEC)
     TDK SINGAPORE (PTE) LTD. (TSP)
     TDK (SHANGHAI) INTERNATIONAL TRADING CO., LTD. (TSH)
The accompanying combined financial statements have been presented on a carve-out basis with the assets, liabilities, results of operations and cash flows of the legal entities above except for TSP and TSH. TSP and TSH are mainly engaged in the electrical component sales business, and therefore only the Recording Media Sales Business segment of these entities has been included in the combined financial statements. Although certain assets and liabilities of TEC were retained by TDK, the entire balance of the entity is included in the combined financial statements as the affect of such assets and liabilities is immaterial to the combined financial position and results of operations. The combined entities are referred to as “the Recording Media Sales Business”.
All significant intercompany accounts and transactions have been eliminated in combination.
The Recording Media Sales Business purchases and sells products such as audio tapes, video tapes, CD-Rs, MDs, DVDs, and tape-based data storage media for computers. The Recording Media Sales Business sells recording media products to distribution agents and audio equipment manufacturers, mainly in Japan, Europe, and North America.
(b) Purpose and Basis of Preparation of Combined Financial Statements
The combined financial statements have been prepared for the sole purpose of Imation’s filing with the United States Securities and Exchange Commission in compliance with Rule 3-05 of Regulation S-X and Form 8-K under the Securities Exchange Act of 1934.
Each entity in the Recording Media Sales Business maintains their books of accounts in conformity with financial accounting standards of the countries of their domicile.

The combined financial statements presented herein reflect certain adjustments to present the financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles (U.S. GAAP). However, the combined financial statements may not necessarily reflect the Recording Media Sales Business’ results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been if the Recording Media Sales Business had been a stand-alone entity.
The books and records of the entities that comprise the Recording Media Sales Business have been maintained on a separate company or division basis with direct revenues and expenses attributable to the entities credited or charged directly to the relevant accounts. The combined financial statements include allocations of certain indirect corporate expenses incurred by TDK. Such indirect corporate expenses include legal, accounting, information technology, human resources and similar costs. Allocations are made using a variety of methods that reflect the nature of the cost incurred and the Recording Media Sales Business’ activities. Such allocation methods are based on relative headcount and revenues, or direct attribution of payroll costs. These costs are included in the accompanying combined statement of income as selling, general and administrative expenses and were ¥1,122 million ($9,508 thousand) for the year ended March 31, 2007. Management believes that the assumptions and estimates used in preparation of the combined financial statements are reasonable.
The combined financial statements have been adjusted retroactively to reflect dividends declared after March 31, 2007 by certain entities in the Recording Media Sales Business in accordance with Staff Accounting Bulletin (SAB) Topic 1.B.3 as discussed in the Note 12.
(c) Cash Equivalents
Cash equivalents include all highly liquid instruments purchased with an original maturity of three months or less.
(d) Allowance for Doubtful Receivables
The allowance for doubtful receivables is the Recording Media Sales Business’ best estimate of the amount of probable credit losses in the Recording Media Sales Business’ existing trade receivables, and is based on historical losses and current trends that are expected to impact realizability. An additional reserve for individual receivables is recorded when the Recording Media Sales Business becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in a customer’s operating results or financial position. If customer circumstances change, estimates of the recoverability of receivables is further adjusted.
(e) Inventories
Inventories are stated at the lower of cost or market. Cost is determined principally by the average cost method.
(f) Property, Plant and Equipment
Depreciation of property, plant and equipment is principally computed by the straight-line method based on the following estimated useful lives:

Buildings	10 to 50 years
Machinery and equipment	3 to 20 years

(g)	Income Taxes

For the purpose of combined financial statements, the Recording Media Sales Business has calculated its income tax provision on a separate reporting basis in accordance with SAB Topic 1.B.1.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Recording Media Sales Business uses a specific identification method to release the residual tax effects associated with components of owner’s net investment resulting from a change in tax law or rate.

(h)	Advertising Costs

Advertising costs are expensed as incurred.

(i)	Shipping and Handling Fees and Costs

Shipping and handling fees and costs amounted to ¥3,374 million ($28,593 thousand) for the year ended March 31, 2007, and are included in selling, general and administrative expenses in the combined statement of income.

(j)	Foreign Currency Translation

The combined financial statements are expressed in Japanese yen, the Recording Media Sales Business’ reporting currency. The functional currency of each entity is the local currency in which it operates. Under Statement of Financial Accounting Standards No. 52 (“SFAS 52”), “Foreign Currency Translation”, the assets and liabilities of the entities in the Recording Media Sales Business located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the year. Gains and losses resulting from foreign currency transactions are included in other income (deductions), and those resulting from translation of financial statements are excluded from the statements of income and are recorded in owner’s net investment.

(k)	Use of Estimates

Management of the Recording Media Sales Business has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with the U.S. GAAP. Significant items subject to such estimates and assumptions include the valuation of, property, plant and equipment, trade receivables, inventories, and deferred income tax assets, the allocation of corporate expenses and assumptions related to the estimation of actuarial determined employee benefit obligations. Actual results could differ from those estimates.

(l)	Accounting for Impairment or Disposal of Long-Lived Assets

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(m)	Revenue Recognition

The Recording Media Sales Business generates revenue through the sale of recording media products under certain contractual arrangements. The Recording Media Sales Business recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and title and risk of loss have been transferred to the customer, the sales price is fixed or determinable, and collectibility is probable.

Revenue from sales of recording media products such as videotape and DVDs is recognized when the products are received by customers based on the Free On Board (FOB) destination sales term or when the products are delivered to carriers on the Carriage and Insurance Paid (CIP) sales term.

The Recording Media Sales Business offers sales incentives through various programs to certain resellers and retailers. These sales incentives include product discounts, volume-based discounts, marketing development funds (“MDFs”), rebates and coupons, and are accounted for in accordance with the Emerging Issues Task Force Issue No. 01-9 (“EITF 01-9”), “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of Vendor’s Product)”. Generally, under EITF 01-9, consideration given by a vendor to a customer is presumed to be a reduction of the selling price of goods and services, and, therefore, should be recognized as a reduction of revenue in the vendor’s income statement. The presumption may be overcome based on certain factors. These sales incentives totaled to ¥14,026 million ($118,864 thousand) for the year ended March 31, 2007.

The Recording Media Sales Business also offers product discounts that are based on a percentage of the invoice price predetermined by spot contracts or based on contractually agreed amounts with resellers and retailers. Product discounts are recognized as a reduction of revenue at the time the related revenue is recognized and amounted to ¥6,586 million ($55,814 thousand) for the year ended March 31, 2007.

Volume-based discounts are provided only if the resellers and retailers achieve a specified cumulative level of revenue during a specific period. Liabilities are recognized as a reduction of revenue for the expected sales incentive at the time the related revenue is recognized and are initially based on the estimation of sales volume by using historical experience on an individual customer basis. Estimates of expected sales incentives are evaluated and adjusted periodically based on actual revenue transactions and forecasts for the balance of the year or incentive period. Volume-based discounts recognized as a reduction of revenue amounted to ¥3,849 million ($32,619 thousand) for the year ended March 31, 2007.

MDFs are provided to certain resellers and retailers as a contribution to or a sponsored fund for customers’ marketing programs, such as customers’ coupons, catalogue, sales contests and advertisements, mostly in the form of a subsidy. Under this program, we do not receive an identifiable benefit sufficiently separable from our customers. Accordingly, MDFs are accounted for as a reduction of revenue based on the annual contract or at the time the Recording Media Sales Business has incurred the obligation, if earlier, and amounted to ¥1,650 million ($13,983 thousand) for the year ended March 31, 2007.

Consumer promotions mainly consist of coupons and mail-in rebates offered to end users, who are reimbursed by the Recording Media Sales Business to retailers or end users for the coupons or mail-in rebates redeemed. Liabilities are recognized at the time related revenue is recognized (or at the time of the offer if the sale to retailers occurs before the offer) for the expected number of coupons or mail-in rebates to be redeemed. The Recording Media Sales Business uses historical rates of redemption on similar offers for similar products to estimate redemption rates for current incentive offerings. Consumer promotions recognized as a reduction of revenue amounted to ¥1,436 million ($12,169 thousand) for the year ended March 31, 2007.

The Recording Media Sales Business also provides slotting fees paid to certain retailers for putting the products of the Recording Media Sales Business at attractive areas or shelves in the store. Slotting fees are recognized as a reduction of revenue at the time the Recording Media Sales Business has incurred the obligation. Slotting fees recognized as a reduction of revenue amounted to ¥365 million ($3,093 thousand) for the year ended March 31, 2007.

Additionally, the Recording Media Sales Business has advertising programs with certain resellers and retailers where the Recording Media Sales Business agrees to reimburse them for advertising cost incurred by them to put TDK products on their flyers, catalogues and billboards. The Recording Media Sales Business receives an identifiable benefit (advertising) in return for the consideration and that benefit is sufficiently separable because the Recording Media Sales Business could have purchased that advertising from other parties. Also, the Recording Media Sales Business can reasonably estimate the fair value of the benefit through obtaining sufficient evidence from the resellers and retailers in the form of the invoice issued by the third party providing the service to the resellers and retailers. Therefore, such advertising programs are expensed as selling, general and administrative expenses at the time the Recording Media Sales Business has incurred the obligation and amounted to ¥140 million ($1,186 thousand) for the year ended March 31, 2007.

The Recording Media Sales Business allows limited right of returns in certain cases and reduces revenue for estimated future returns based upon historical experience at the time the related revenue is recorded.

Warranties offered on the Recording Media Sales Business’ products are insignificant.

(n)	New Accounting Standards Not Yet Adopted

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the threshold for recognizing the benefits of tax-return positions in the combined financial statements as “more-likely-than-not” to be sustained by the taxing authority, and prescribes a measurement methodology for those positions meeting the recognition threshold. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Recording Media Sales Business is currently evaluating the effect that the adoption of FIN 48 will have on the Recording Media Sales Business’ combined financial position and results of operations.

2.	Financial Statement Translation

The Japanese yen amounts as of and for the year ended March 31, 2007, have been translated into U.S. dollar amounts, solely for the convenience of the reader, at the rate of ¥118 = U.S.$1, the approximate exchange rate on the Tokyo Foreign Exchange Market on March 31, 2007. This translation should not be construed as a representation that the amounts shown could be converted into U.S. dollars at such rate.

3.	Foreign Operations

Amounts included in the combined financial statements as of and for the year ended March 31, 2007 relating to entities operating in foreign countries are summarized as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Net assets	¥15,932	$135,017
Net sales	76,436	647,763
Net income	1,676	14,203
4.	Inventories

Inventories at March 31, 2007 are summarized as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Finished goods	¥9,939	$84,229
Raw materials and work in process	382	3,237

	¥10,321	$87,466

5.	Income Taxes

The domestic entity of the Recording Media Sales Business is subject to a Japanese national corporate tax of 30 percent, an inhabitants tax of between 5.2 percent and 6.2 percent and a deductible enterprise tax of between 7.7 percent and 8.0 percent, which in the aggregate resulted in a statutory rate of approximately 40.4 percent for the year ended March 31, 2007.

The effective tax rate of the Recording Media Sales Business for the year ended March 31, 2007 is reconciled with the Japanese statutory tax rate in the following table:

	Yen	U.S.Dollars
	(Millions)	(Thousands)
Computed expected tax expenses	¥328	$2,780
Expenses not deductible for tax purposes	480	4,068
Non taxable income	(135)	(1,144)
Difference in statutory tax rates of foreign	(153)	(1,297)
Change in the valuation allowance	(69)	(585)
Reversal of TEC’s valuation allowance	(1,180)	(10,000)
Other	113	958

	¥(616)	$(5,220)

Reversal of TEC’s valuation allowance represents the deferred tax benefit recognized as a result of reversal of TEC’s valuation allowance for deferred tax assets primarily due to the increase in profitability experienced during the year ended March 31, 2007. Although the deferred tax benefit was recognized in the combined statement of income, related deferred tax assets were not recorded on the combined balance sheet because TEC transferred deferred tax assets to TDK U.S.A. Corporation (TUC) prior to the disposal of the Recording Media Sales Business and accounted for the transfer as a non-cash dividend at the end of year as discussed in the Note 12.

Total income tax benefit for the year ended March 31, 2007 is allocated as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Net Income	¥(616)	$(5,220)
Owner’s net investment:
Net unrealized losses on securities	(3)	(25)
Pension liability adjustments to initially apply SFAS 158	(13)	(110)

Total income tax benefit	¥(632)	$(5,356)

     Income before income taxes and minority interests and income tax expense (benefit) for the year ended March 31, 2007 are summarized as follows:

	Income Before
	Income Taxes and	Income Taxes
	Minority Interests	Current	Deferred	Total

Yen (Millions):
Japanese	¥(128)	121	43	164
Foreign	940	346	(1,126)	(780)

	¥812	467	(1,083)	(616)

U.S. Dollars (Thousands):
Japanese	$(1,084)	1,026	364	1,390
Foreign	7,966	2,932	(9,542)	(6,610)

	$6,882	3,958	(9,178)	(5,220)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007 are as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Deferred tax assets:
Trade accounts receivable	¥347	$2,940
Inventories	90	763
Accrued expenses	122	1,034
Retirement and severance benefits	56	475
Net operating loss carryforwards	1,737	14,720
Tax credit carryforwards	59	500
Pension liability adjustments	13	110
Property, plant and equipment,	82	695
Other	32	271

Total gross deferred tax assets	2,538	21,508
Less valuation allowance	(2,086)	(17,678)

Net deferred tax assets	¥452	$3,830

The net change in the total valuation allowance for the year ended March 31, 2007 is a decrease of ¥69 million ($585 thousand). The valuation allowance primarily relates to deferred tax assets associated with net operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax carryforwards are utilized. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Recording Media Sales Business will realize the benefits of these deductible differences and tax carryforwards, net of the existing valuation allowance at March 31, 2007.
At March 31, 2007, certain entities in the Recording Media Sales Business have net operating loss carryforwards for income tax purposes of ¥5,015 million ($42,500 thousand) which are available to offset future taxable income, if any. Such operating loss carryforwards would be limited upon the change of control resulting from the acquisition by Imation.
Periods available to offset future taxable income vary in each tax jurisdiction and range from one year to an indefinite period as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
1 to 5 years	¥1,675	$14,195
Indefinite periods	3,340	28,305

	¥5,015	$42,500

At March 31, 2007, certain entities in the Recording Media Sales Business have tax credit carryforwards for income tax purposes of ¥59 million ($500 thousand) which are available to reduce future income taxes, if any, in the indefinite carryforward period.
Net deferred income tax assets and liabilities at March 31, 2007 are reflected in the accompanying combined balance sheet under the following captions:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Prepaid expenses and other current assets	¥264	$2,237
Deferred income taxes (noncurrent assets)	188	1,593

	¥452	$3,830

6.	Retirements and Severance Benefits

Certain entities of the Recording Media Sales Business sponsor contributory and noncontributory retirement and severance plans that provide for pension or lump-sum benefit payments, based on length of service, employee salary and certain other factors, to substantially all employees who retire or terminate their employment for reasons other than dismissal for cause.

The Recording Media Sales Business uses a March 31 measurement date.

On March 31, 2007, the Recording Media Sales Business adopted the recognition and disclosure provisions of SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS 158 requires the Recording Media Sales Business to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plans in the combined balance sheet, with a corresponding adjustment to owner’s net investment, net of tax. The adjustment to owner’s net investment at adoption represents the unrecognized net actuarial loss which was previously netted against the plans’ funded status in the combined balance sheet pursuant to the provisions of SFAS 87, “Employers’ Accounting for Pensions”. This amount will be subsequently recognized as net periodic benefit cost pursuant to the Recording Media Sales Business’ historical accounting policy for amortizing such amount. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic benefit cost in the same periods will be recognized as a component of other comprehensive income (loss). Those amounts will be subsequently recognized as a component of net periodic benefit cost on the same basis as the amounts recognized in owner’s net investment at adoption of SFAS 158.
The incremental effects of adopting the provisions of SFAS 158 on the accompanying combined balance sheet at March 31, 2007 are presented in the following table. The adoption of SFAS 158 had no effect on the combined statement of income for the year ended March 31, 2007 and it will not effect the Recording Media Sales Business’ operating results in future periods.

	Yen
	(Millions)
	Before adoption		After adoption
	of SFAS 158	Adjustments	of SFAS 158

Assets:
Deferred income taxes (noncurrent assets)	¥175	13	188
Liabilities:
Retirement and benefits	295	45	340
Owner’s net investment	16,921	(32)	16,889

	U.S. Dollars
	(Thousands)
	Before adoption		After adoption
	of SFAS 158	Adjustments	of SFAS 158

Assets:
Deferred income taxes (noncurrent assets)	$1,483	110	1,593
Liabilities:
Retirement and benefits	2,500	381	2,881
Owner’s net investment	143,398	(271)	143,127

Reconciliations of beginning and ending balances of the benefit obligations and the fair value of the plan assets are as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Change in benefit obligations:
Benefit obligations at beginning of period	¥1,188	$10,068
Service cost	47	398
Interest cost	61	517
Actuarial gain	9	76
Benefits paid	(44)	(373)
Other	(70)	(593)
Translation adjustment	143	1,212

Benefit obligations at end of period	1,334	11,305

Change in plan assets:
Fair value of plan assets at beginning of	816	6,915
Actual return on plan assets	59	500
Employer contributions	45	381
Benefits paid	(35)	(296)
Translation adjustment	109	924

Fair value of plan assets at end of period	994	8,424

Funded status	¥(340)	$(2,881)

Amounts recognized in the combined balance sheet as of March 31, 2007 consist of retirement and severance benefits in the amount of ¥340 million ($2,881 thousand).
Amounts recognized in owner’s net investment as of March 31, 2007 consist of net actuarial loss in the amount of ¥44 million ($373 thousand). Net actuarial loss is estimated not to be amortized over the next year.
Accumulated benefit obligation for all defined benefit plans was ¥1,163 million ($9,856 thousand).
The projected benefit obligations and the fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets, and the accumulated benefit obligations and the fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	¥1,334	$11,305
Fair value of plan assets	994	8,424
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	1,163	9,856
Fair value of plan assets	994	8,424

Net periodic benefit cost for the Recording Media Sales Business’ employee retirement and severance defined benefit plans for the year ended March 31, 2007 consisted of the following components:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Service cost-benefits earned during the	¥47	$398
Interest cost on projected benefit obligation	61	517
Expected return on plan assets	(44)	(373)

	¥64	$542

Assumptions
Weighted-average assumptions used to determine benefit obligations at March 31, 2007 are as follows:

Discount rate	5.0%
Assumed rate of increase in future compensation levels	3.9%
Weighted-average assumptions used to determine net periodic benefit cost for the year ended March 31, 2007 are as follows:

Discount rate	4.8%
Assumed rate of increase in future compensation levels	3.7%
Expected long-term rate of return on plan assets	5.0%
The Recording Media Sales Business determines the expected long-term rate of return based on the expected long-term return of the various asset categories in which it invests. The Recording Media Sales Business considers the current expectations for future returns and the actual historical returns of each plan asset category.
Plan assets
The weighted-average asset allocations of the Recording Media Sales Business’ benefit plans at March 31, 2007 by asset category are as follows:

Equity securities	49.3%
Debt securities	35.4%
Other	15.3%

100.0%

The Recording Media Sales Business’ investment policies are designed to ensure adequate plan assets are available to provide future payments of pension benefits to eligible participants. Taking into account the expected long-term rate of return on plan assets, the Recording Media Sales Business formulates a “model” portfolio comprised of the optimal combination of equity securities, debt securities and others. Plan assets are invested in individual equity, debt securities and others using the guidelines of the “model” portfolio in order to produce a total return that will match the expected return on a mid-term to long-term basis. The Recording Media Sales Business evaluates the gap between expected return and actual return of invested plan assets on an annual basis to determine if such differences necessitate a revision in the formulation of the “model” portfolio. The Recording Media Sales Business revises the “model” portfolio when and to the extent considered necessary to achieve the expected long-term rate of return on plan assets.

Contributions
Under the current plans, the Recording Media Sales Business expects to contribute ¥31 million ($ 263 thousand) to its defined benefit plans for the year ending March 31, 2008.
Estimated future benefit payments
The benefits expected to be paid under the current pension plans in each year from 2008 through 2017 are as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Year ending March 31,
2008	¥15	$127
2009	16	136
2010	27	229
2011	19	161
2012	23	195
2013 – 2017	126	1,068
TEC Pension Plans

TEC participates in a defined benefit pension plan sponsored by TUC and its subsidiaries. For the preparation of the combined financial statements, TEC accounts for its participation in the overall single-employer pension plan as a multi-employer pension plan in accordance with SFAS 87. The pension expense amounted to approximately ¥409 million ($3,466 thousand) during the year ended March 31, 2007.

TEC also participate in a contributory 401(k) plan sponsored by TUC, which is available to qualifying employees. Participants may defer a portion of their salary and are immediately vested for the employee portion as well as the matching contribution by the employer. TEC contributes an amount up to a maximum of 4% of the participants’ annual wage. TEC recorded an expense of approximately ¥33 million ($280 thousand) during the year ended March 31, 2007.

7.	Other Comprehensive Income

Components of other comprehensive income and reclassification adjustments for the year ended March 31, 2007 are as follows:

	Yen
	(Millions)
	Before tax		Net-of-tax
	adjustment	Tax benefit	amount

Foreign currency translation adjustments	¥1,075	—	1,075
Reclassification adjustments for gains realized in net income on securities	(7)	3	(4)
Minimum pension liability adjustments	7	—	7

Other comprehensive income	¥1,075	3	1,078

	U.S. Dollars
	(Thousands)
	Before tax		Net-of-tax
	adjustment	Tax benefit	amount

Foreign currency translation adjustments	$9,110	—	9,110
Reclassification adjustments for gains realized in net income on securities	(59)	25	(34)
Minimum pension liability adjustments	59	—	59

Other comprehensive income	$9,110	25	9,135

8.	Leases

The Recording Media Sales Business is obligated under various capital leases and non-cancellable operating leases. At March 31, 2007, the gross amount of assets and related accumulated amortization under capital leases were ¥211 million ($1,788 thousand) and ¥134 million ($1,136 thousand), respectively.

The following is a schedule by year of future minimum lease payments under capital leases as of March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Year ending March 31,
2008	¥41	$347
2009	41	347
2010	4	34

Total minimum lease payments	86	728
Less amount representing interest	4	34

Present value of net minimum capital lease payments	82	695
Less current installments of obligations under capital leases	40	339

Obligations under capital leases, excluding current installments	¥42	$356

The Recording Media Sales Business occupies offices and other facilities under various cancellable lease agreements expiring in fiscal 2008 through 2009. Lease deposits made under such agreements, aggregating ¥45 million ($381 thousand) at March 31, 2007, are included in other assets on the accompanying combined balance sheet.
The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Year ending March 31,
2008	¥316	$2,678
2009	220	1,864
2010	130	1,102
2011	41	348
2012	21	178
Later years	5	42

	¥733	$6,212

9.	Commitments and Contingent Liabilities

Several claims against the Recording Media Sales Business are pending. Provision has been made for the estimated liabilities for the items. In the opinion of management, based upon discussion with counsel, any additional liability not currently provided for will not materially affect the combined financial position and results of operations of the Recording Media Sales Business.

10.	Related Party Transaction

Receivables and payables include the following balances with TDK Group companies at March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Due from	¥72	$610
Due to	7,190	60,392
Purchases and sales include the following transactions with TDK Group companies for the year ended March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Purchases	¥31,880	$270,169
Sales	222	1,881
Loan arrangements with TDK Group companies at March 31, 2007 are as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Loans payable	¥3,800	$32,203
Loans receivable	1,150	9,746
Interest income and interest expense include the following transactions with TDK Group companies for the year ended March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Interest income	¥90	$763
Interest expense	115	975
As of March 31, 2007, accrued expenses include accrued interest payable to TDK Group companies in the amount of ¥13 million ($110 thousand).
Dividends paid to TDK Group companies include the following transactions for the year ended March 31, 2007:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Cash dividends	¥112	$949
Retroactive adjustment for dividends declared after March 31, 2007	1,608	13,627
As of March 31, 2007, other taxes payable represents payable relating to VAT to a TDK Group company in the amount of ¥5,567 million ($47,178 thousand).

11.	Allowance for Doubtful Receivables

The movement of allowance for doubtful receivables is as follows:

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Balance at beginning of period	¥1,061	$8,995
Charged to earnings	(54)	(456)
Bad debts written off	193	1,638
Translation adjustments	24	200

Balance at end of period	¥838	$7,101

12.	Supplementary Information
(a) Schedule of Combined Selling, General and Administrative Expenses

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Labor costs	¥4,362	$36,966
Shipping and handling fees and costs	3,374	28,593
Advertising costs	1,133	9,602
Outside service fees	1,695	14,364
Allocation of corporate expenses	1,122	9,508
Other	3,501	29,670

Total	¥15,187	$128,703

(b)	Combined Statement of Cash Flows

Cash Paid During the Year

	Yen	U.S. Dollars
	(Millions)	(Thousands)
Interest	¥167	$1,415
Income taxes	279	2,364
Noncash Activities
During the year ended March 31, 2007, TEC sold property, plant and equipment having a net book value of ¥953 million ($8,076 thousand) to TUC in settlement of the outstanding balance of short-term loans payable to TUC as a noncash transaction.
During the year ended March 31, 2007, TEC made a non-cash dividend in the amount of ¥1,192 million ($10,101 thousand). The benefit of net deferred tax asset is ultimately realized by TUC which files consolidated tax return for TUC and its subsidiaries, including TEC. The Recording Media Sales Business accounted for this amount as a noncash dividend rather than recognizing deferred tax assets.

In addition, in accordance with SAB Topic 1.B.3, dividends declared by the following entities after March 31, 2007 have been retroactively adjusted in the combined financial statements and included in other current liabilities:

		Yen	U.S. Dollars
	Date declared	(Millions)	(Thousands)
TAP	July 25, 2007	¥67	$568
(Less dividend to minority interest)		(17)	(144)
TAP	July 27, 2007	868	7,356
(Less dividend to minority interest)		(217)	(1,839)
TEC	July 30, 2007	673	5,703
TMK	June 8, 2007	97	822
TMK	June 28, 2007	98	830
TPL	July 4, 2007	39	331

		¥1,608	$13,627

During the year ended March 31, 2007, TDK allocated selling, general and administrative expenses to the Recording Media Sales Business. Allocation of corporate expenses of ¥1,122 million ($9,508 thousand) was recorded in owner’s net investment instead of liabilities, as TDK did not intend to recover the allocated amount and treated it as an investment.